EXHIBIT 99.5

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                       FINANCIAL COMMUNITY PRESENTATION

                            BARBARA FRASER REMARKS
                               FEBRUARY 5, 2003
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Thanks Barry.

As Barry and Jim described, financial planning is the core of our business model. Critical to the success of the business model and clients reaching their goals is implementation of the plan through appropriate products.

I will discuss how we are enhancing our product line, broadening our asset gathering capabilities and improving client segmentation and marketing in order to increase our assets and our profitability. I will also discuss how we are evolving our client centric model.

Barry explained the power of our financial planning model. Financial planning leads to asset allocation, which by definition requires a diversified product mix. AEFA has one of the most comprehensive product sets amongst retail financial services companies.

One of our growth opportunities is to further extend our product mix per client through continued focus on financial planning and increased focus on high value clients.

I would like to highlight how we are doing this for mutual funds, annuities, insurance and cash & brokerage.

Starting with mutual funds, this is where we have the highest penetration, with 64% of clients owning a mutual fund, and in fact, 61% owning a proprietary fund.

We saw opportunities to strengthen our funds business in both our proprietary and non-proprietary funds.

First, it was important for us to broaden our American Express proprietary line-up to offer well performing funds across all style classes. In some categories like Small Cap and Value, we were under represented.

This next illustrates industry net flows in 2002 through November as well as the relative importance of our proprietary funds in each equity style class. Red represents industry outflows while green represents net inflows. Therefore, our relative proprietary importance in large gap growth left us vulnerable as large cap growth moved out of favor. In fact, over 70% of AXP equity funds were in style categories that experienced negative outflows in 2002, whereas only 30% of our own funds were in categories showing growth.

While our net flow trends in large cap growth have actually been better than the industry, we still lost assets because of such significant outflows in that style category.

To broaden our product line, we introduced 6 American Express Partners Funds in mid 2001 and added another 4 in 2002. These funds are sub-advised by 17 different top-notch asset managers like Gabelli, Davis, Putnam, and Wellington, several of whom are in the room today. This Partners initiative was essential to providing clients with a broad menu of well performing American Express funds.

In fact, since inception, we have generated over $2 billion in net flows in Partners Funds. We know these funds have helped us retain assets, as 80-90% of dollars which moved from existing assets have changed style class at the point of exchange. These are assets that we likely would have lost as the market shifted away from large cap growth.

The addition of Partners Funds as well as 4 new internally managed funds over the past 18 months have been critical to preserving assets. We now have the breadth in proprietary equity funds to compete regardless of market shifts in style classes.

As a result, American Express Partners funds helped stabilize our internal/external mutual fund sales mix in 2002. Perhaps of equal importance is that our Partner funds are almost as profitable as our internally managed funds. In 2003, our focus will be to enhance our fixed income product line in response to market movement and client needs for fixed products.

Now turning to our non-proprietary business, we have had a profit challenge. As Jim mentioned, we opened our distribution network several years ago. We now distribute over 200 fund families providing access to over 3000 funds.

Over this period, we saw our proprietary share erode although it is still above the industry average. This was due to our not having a complete product line, as well as some performance issues. You've heard how we are enhancing our line-up and Ted will discuss what we are doing to improve investment performance. Today's challenge is how to increase profit on external funds recognizing their importance in our network and to our clients.

In 2003 we are introducing a Select Group Program. This program is consistent with our continued commitment to provide a competitive proprietary, and non-proprietary fund set along with enhanced wholesaling, client and advisor education.

In addition to 3 of our bank alliance partners, we have reached an agreement with 8 world-class asset management firms to proactively market their products across our distribution network in exchange for increased revenue sharing. Combined, these firms offer over 700 funds and currently represent about 50% of our external fund sales.

While the Select program will continue to provide advisors and clients with a wide range of suitable funds, it will also increase our profitability on external funds.

Even though we make more money per asset on proprietary funds, return on capital is actually higher on Select Funds because we do not have the cost of capital associated with our own asset management. Note, however, that the introduction of the Select Group program will intensify competitive pressure on our own products.

When you think of AEFA, you may not think of us as a major firm in annuities and insurance. These are, in fact, very important businesses to us with respect to both our clients and our financials.

The financial planning model supports the use of these products to protect and grow clients' long-term assets. Clients with financial plans purchase more insurance and annuities. Equally important, insurance and annuities are strong contributors to AEFA earnings.

We enjoyed a record sales year in annuities in 2002 of over $8.5 billion with sales up +51% across all channels. This positioned us as 11th amongst the top annuity writers. One of our products, Retirement Advisor Variable Annuity, is the 4th most popular selling variable annuity contract in the country. Despite the market softness in 2002, sales were up 44% in our retail advisor channel and up over 100% in our third party distribution channel to major banks.

Annuities have tremendous upside potential since only 75% of our advisors sell variable annuities and only 52% sell fixed annuities. To leverage our advisor platform, we are making a major investment in 2003 to increase annuity wholesaling.

At the same, we are aware of the proposed tax law changes, and we will participate in the industry dialogue on the impact for annuities.

Insurance, despite its importance to financial planning, is still underdeveloped in our distribution. Current client penetration at Financial Advisors is only 25%. Even at this level we still rank 20th overall amongst the top 25 insurance firms based on annual premiums. Our star product, Variable Life, ranks 4th in sales. While our primary product line is life insurance, we also market disability, long-term care in affiliation with GE, and Property & Casualty.

Most important, we have developed a plan to significantly grow our insurance business over the next 5 years.

Our growth plan includes the launch of three new life products in 2003. These new products were designed in response to consumer concerns about market volatility and longer life spans.

They offer several enhancements, including longer death benefit guarantees up to age 100, tax-free pass through to beneficiaries, and optional term insurance riders.

These newest products also have upmarket versions with one-million dollar plus policies, which we call "Estate Series". Our 2003 insurance growth plan calls for major investment in our wholesaling and client/advisor education to drive sales.

While clearly all our products help us gather more assets, a newer area of product development for us is in cash & brokerage. This will allow us to accelerate gathering more assets along with deepening our share of wallet. In the past, we didn't emphasize gathering clients' more liquid assets and day-to-day lending needs. As Jim mentioned, we changed that last year, with the introduction of the American Express ONE(SM) Financial Account.

The American Express ONE Financial Account links to American Express charge cards plus offers banking features like ATM rebates, free online bill payment, free check writing, overdraft protection and direct deposit. In addition, we are adding numerous lending offers such as mortgages, home equity and margin lending.

In 2002 we promoted mortgages in our American Express ONE Financial Account marketing materials to advisors and to our card members. We generated about
$2 billion in mortgage registrations, of which we closed $1.4 billion in loans. Most recently, we added a Membership Rewards(R) offer that helped boost average mortgage size by +19% and helped strengthen closing rates by +37%.

I've just described the ways we are enhancing our product lines. Now I'd like to transition to how we are bringing together our products, our marketing and the power of the brand to evolve our client centric model.

Understanding and meeting client needs is core to our business model. There are several ways we are improving how we do this - through more detailed client segmentation and tailored client offers marketed through an overall brand idea.

We started by segmenting our target new clients and existing clients into clear definitions by asset value, age, other key demographics, and behavior patterns. This work then became the catalyst to develop tailored client offers, similar to our Card business.

The marketing intent is to structure our approach so as to recognize and incent client value by segment. It's all about getting the right product to the right client at the right time. Though client suitability has always been a foundation of our product development and marketing, this is a more fundamental change in how we look at clients, how we develop products for them, and how we market to them.

We started by creating American Express Platinum Financial Services(R) last year for the top tier of our clients who have over $500,000 with us, which Jim mentioned.

The Platinum tier is only offered by Platinum advisors who are required to have advanced financial planning qualification like a CFP and take a special training program as well - about 750 of our advisors have qualified for Platinum.

Platinum clients receive a premium service agreement covering financial planning, ongoing advice and service, an American Express ONE Financial Account account, a complimentary American Express Platinum card and access to premium products.

Our results to date indicate this offer does appeal to upmarket clients. Platinum portfolios for new clients average $970,000 and existing clients are adding over $150,000 in incremental money.

The next tier we are developing for 2003 implementation is Gold Financial Services for clients with over $100,000. This is the way we will move our average assets per client up. These High Value Clients already represent 73% of our asset base.

By better recognizing their high value, we will cultivate this group to give them a more premium level of products and service. The Gold offer will be predicated on a higher level of personalized advice in conjunction with special products such as "Estate Series" insurance policies with accelerated underwriting, Gold AMEX cards, and a cash management account. This is a similar approach to what I described for Platinum.

We are very excited about this opportunity because it is where our AEFA focus on premium value for premium clients can make the biggest difference to our generating superior economics going forward.

I've described how client segmentation will help us develop tailored client offers. What will surround all our efforts is what we call a BRAND IDEA. This will become the center-post of all our marketing activities.

We will launch an impactful statement of our brand idea with new advertising breaking later this quarter, which will differentiate us in our industry. This new campaign is intended to both attract more clients and to deepen existing client relationships.

In 2003, we will adopt this Brand Idea across our advertising, our newsletters, our promotion campaigns and much of our client and advisor collateral. Our media spending will be modest this year given the environmental challenges we all face in 2003.

In 2003 AEFA will fully leverage the power of the American Express brand from client segmentation to tailored client offers to brand positioning to marketing & sales integration.

Today, I've given you an overview of the various initiatives we've implemented, and that we will build upon, to strengthen our business model through products and client marketing.

Next, I'd like to introduce Ted Truscott, our Chief Investment Officer, who will tell you about the terrific progress his group is making in improving the performance of American Express Funds.

Thank you.